Exhibit H

CONFIDENTIAL

EXECUTION VERSION

LIMITED GUARANTEE

This LIMITED GUARANTEE, dated as of April 30, 2022 (this “Limited Guarantee”), is made by Metaclass Management ELP (the “Guarantor”) in favor of BlueCity Holdings Limited, an exempted company incorporated with limited liability incorporated under the Laws of the Cayman Islands (the “Guaranteed Party”). Each capitalized term used and not defined herein shall have the meaning ascribed to it in the Merger Agreement (as defined below), except as otherwise provided herein.

1.             Limited Guarantee.

(a)            To induce the Guaranteed Party to enter into that certain Agreement and Plan of Merger, dated as of the date hereof (as may be amended, restated, modified or supplemented from time to time, the “Merger Agreement”) among Multelements Limited, an exempted company incorporated with limited liability under the Laws of the Cayman Islands (“Parent”), Diversefuture Limited, an exempted company incorporated with limited liability under the Laws of the Cayman Islands and a wholly-owned subsidiary of Parent (“Merger Sub”), and the Guaranteed Party, pursuant to which, upon the terms and subject to the conditions set forth therein, among other things, Merger Sub will be merged with and into the Guaranteed Party, with the Guaranteed Party continuing as the surviving company and a wholly-owned subsidiary of Parent (the “Transaction”), the Guarantor, intending to be legally bound, hereby absolutely, irrevocably and unconditionally guarantees to the Guaranteed Party, subject to the terms and conditions hereof, but only up to the Maximum Amount (as defined below), as a primary obligor and not merely as a surety, the due and punctual performance and discharge as and when due of Parent’s obligation to pay the Guaranteed Party the Parent Termination Fee if and when due pursuant to Section 9.02(b) of the Merger Agreement (the “Guaranteed Obligations”); provided that the maximum aggregate liability of the Guarantor hereunder (including without limitation liabilities under Section 1(c) below) shall not exceed US$1,400,000 (the “Maximum Amount”), and the Guaranteed Party hereby agrees that (A) the Guarantor shall in no event be required to pay more than the Maximum Amount under or in respect of this Limited Guarantee or to pay more than once under or in respect of this Limited Guarantee and (B) the Guarantor shall not have any obligation or liability to any Person (including, without limitation, to the Guaranteed Party Group (as defined below)) relating to, arising out of or in connection with this Limited Guarantee or the Merger Agreement other than as expressly set forth herein.

(b)            Subject to the terms and conditions of this Limited Guarantee, if Parent fails to pay the Obligations when due, then all of the Guarantor’s liabilities to the Guaranteed Party hereunder in respect of the Guaranteed Obligations shall become immediately due and payable and the Guaranteed Party may, at the Guaranteed Party’s option and so long as Parent or Merger Sub remains in breach of the Obligations, take any and all actions available hereunder or under applicable Law to collect the Guaranteed Obligations from the Guarantor (subject to the Maximum Amount).

(c)            The Guarantor agrees to pay on demand all reasonable and documented out-of-pocket expenses (including reasonable fee and expenses of counsel) incurred by the Guaranteed Party in connection with the enforcement of its rights hereunder against the Guarantor, including without limitation in the event (i) the Guarantor asserts in any arbitration, litigation or other proceeding that this Limited Guarantee is illegal, invalid or unenforceable in accordance with its terms and the Guaranteed Party prevails in such arbitration, litigation or other proceeding, or (ii) the Guarantor fails or refuses to make any payments to the Guaranteed Party hereunder when due and payable and it is determined judicially or by arbitration that the Guarantor is required to make such payment hereunder, which amounts will be subject to the Maximum Amount.

This Limited Guarantee may be enforced for the payment of money only. The Guaranteed Party, by execution of this Limited Guarantee, further acknowledges that, in the event that Parent has any unsatisfied payment obligations, payment of the Guaranteed Obligations in accordance with and subject to the terms and conditions hereof by the Guarantor (or by any other Person, including Parent on behalf of the Guarantor) shall constitute satisfaction in full of the Guarantor’s obligations with respect thereto. All payments hereunder shall be made in United States dollars in immediately available funds.

2.             Nature of Guarantee.

(a)            This Limited Guarantee is an absolute, unconditional, irrevocable and continuing guarantee of payment and performance, not of collection, and a separate action or actions may be brought and prosecuted against the Guarantor to enforce this Limited Guarantee, irrespective of whether any action is brought against Parent, Merger Sub, or any other Person or whether Parent, Merger Sub, or any other Person is joined in any such action or actions.

(b)           The liability of the Guarantor under this Limited Guarantee shall, to the fullest extent permitted under applicable Law, be absolute, irrevocable, unconditional and continuing, irrespective of:

(i)            any release or discharge of any obligation of Parent or Merger Sub in connection with the Merger Agreement resulting from any change in the corporate existence, structure or ownership of Parent or Merger Sub, or any insolvency, bankruptcy, reorganization, liquidation or other similar proceeding affecting Parent or Merger Sub, or any of its respective assets, other than as and if required by Section 2(a);

(ii)           any amendment, modification , or waiver of or any consent to departure from the Merger Agreement, or any recession, waiver, compromise, consolidation or other amendment or modification of any of the terms or provisions of the Merger Agreement made in accordance with the terms thereof, or any change in the manner, place or terms of payment or performance of, any change or extension of the time of payment or performance of, or any renewal or alteration of, any Guaranteed Obligation, any escrow arrangement or other security therefor, or any liability incurred directly or indirectly in respect thereof, to the extent that any of the foregoing does not have the effect of increasing the Maximum Amount;

(iii)          the existence of any claim, set-off or other right that the Guarantor may have at any time against Parent, Merger Sub, or the Guaranteed Party, whether in connection with any Guaranteed Obligation or otherwise, other than in each case (A) any claim or set-off against or defense to the payment of the Guaranteed Obligations that may be available to Parent under the Merger Agreement, (B) with respect to this Limited Guarantee, a breach by the Guaranteed Party of this Limited Guarantee or (C) in respect of fraud or willful misconduct of any of the Guaranteed Party Group in connection with the Merger Agreement or the transactions contemplated by the Merger Agreement;

(iv)          the failure or delay of the Guaranteed Party to assert any claim or demand or enforce any right or remedy against Parent, Merger Sub or any other Person primarily or secondarily liable with respect to any Guaranteed Obligation, other than as and if required by Section 2(a) (including in the event any Person becomes subject to a bankruptcy, reorganization, insolvency, liquidation or similar proceeding);

(v)           the adequacy of any other means the Guaranteed Party may have of obtaining repayment of any of the Guaranteed Obligations;

(vi)          any other act or omission that may in any manner or to any extent vary the risk of the Guarantor or otherwise operate as a discharge or release of the Guarantor as a matter of law or equity (other than as a result of payment in full of the Guaranteed Obligations in accordance with their terms), other than in each case with respect to (A) any claim or set-off against or defense to the payment of the Guaranteed Obligations that would be available to Parent under the Merger Agreement, (B) with respect to this Limited Guarantee, a breach by the Guaranteed Party of this Limited Guarantee or (C) in respect of fraud or willful misconduct of any of the Guaranteed Party Group in connection with the Merger Agreement or the transactions contemplated by the Merger Agreement; or

(vii)         the value, genuineness, validity, legality or enforceability of the Merger Agreement, the Equity Commitment Letter or any other agreement or instrument referred to herein or therein, other than in each case with respect to (A) any claim or set-off against or defense to the payment of the Guaranteed Obligations that would be available to Parent under the Merger Agreement, (B) with respect to this Limited Guarantee, a breach by the Guaranteed Party of this Limited Guarantee or (C) in respect of fraud or willful misconduct of any of the Guaranteed Party Group in connection with the Merger Agreement or the transactions contemplated by the Merger Agreement.

(c)            The Guarantor hereby waives any and all notice of the creation, renewal, extension or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by the Guaranteed Party upon this Limited Guarantee or acceptance of this Limited Guarantee. Without expanding the obligations of the Guarantor hereunder, the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Limited Guarantee, and all dealings between Parent and/or the Guarantor, on the one hand, and the Guaranteed Party, on the other, shall likewise be conclusively presumed to have been had or consummated in reliance upon this Limited Guarantee. Except as provided in Section 2(a), when pursuing any of its rights and remedies hereunder against the Guarantor, the Guaranteed Party shall be under no obligation to pursue (or elect among) such rights and remedies it may have against Parent or any other Person for the Guaranteed Obligations or any right of offset with respect thereto, and any failure by the Guaranteed Party to pursue (or elect among) such other rights or remedies or to collect any payments from Parent or any such other Person or to realize upon or to exercise any such right of offset, and any release by the Guaranteed Party of Parent or any such other Person or any right of offset, shall not relieve the Guarantor of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of Law, of the Guaranteed Party, subject to the provisions of Section 2(a).

(d)           To the fullest extent permitted by Law, the Guarantor irrevocably waives promptness, diligence, grace notice of the acceptance of this Limited Guarantee and of the Guaranteed Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of the incurrence of any Guaranteed Obligation and any other notice of any kind, in each case, to the extent not provided for herein (except for notices expressly required to be provided to Parent and its counsel pursuant to the terms of the Merger Agreement), all defenses that may be available by virtue of any valuation, stay, moratorium Law or other similar Law now or hereafter in effect and any right to require the marshaling of assets of any Person interested in the transactions contemplated by the Merger Agreement, and all suretyship defenses generally (other than valid defenses to the payment of the Guaranteed Obligations that are available to Parent or Merger Sub under the Merger Agreement).

(e)            Without limiting the foregoing, the Guaranteed Party shall not be obligated to file any claim relating to any Guaranteed Obligation in the event that Parent or Merger Sub becomes subject to a bankruptcy, insolvency, reorganization or similar proceeding, and the failure of the Guaranteed Party to so file shall not affect the Guarantor’s obligations hereunder. In the event that any payment to the Guaranteed Party in respect of any Guaranteed Obligation is rescinded or must otherwise be returned to Parent, the Guarantor, or any other Person for any reason whatsoever (other than any rescissions or returned payments due to or as a result of fraud or willful misconduct of any of the Guaranteed Party Group), the Guarantor shall remain liable hereunder in accordance with the terms hereof with respect to such Guaranteed Obligations as if such payment had not been made, so long as this Limited Guarantee has not been terminated in accordance with its terms.

(f)            Notwithstanding anything to the contrary contained in this Limited Guarantee, the Guaranteed Party hereby agrees that: (i) the Guarantor shall have all defenses to the payment of their obligations under this Limited Guarantee that would be available to Parent under the Merger Agreement with respect to the Guaranteed Obligations (other than defenses arising from the bankruptcy or insolvency of Parent or Merger Sub and other defenses expressly waived herein) as well as any defenses in respect of fraud or willful misconduct of any of the Guaranteed Party Group or any breach by the Guaranteed Party of any term hereof, and (ii) the Guarantor may assert, as a defense to, or release or discharge of, any payment or performance by the Guarantor under this Limited Guarantee, any claim, set-off, deduction, defense or release that Parent would be entitled to assert against the Guaranteed Party under the terms of, or with respect to, the Merger Agreement that would relieve Parent of its obligations under the Merger Agreement with respect to the Guaranteed Obligations.

(g)           The Guaranteed Party hereby agrees that to the extent Parent or Merger Sub is relieved of all or any portion of its payment obligations under the Merger Agreement, the Guarantor shall be automatically relieved of its obligations with respect to such payment obligations under this Limited Guarantee without any further actions from the parties thereto.

3.             Sole Remedy; No Recourse. Notwithstanding anything that may be expressed or implied in this Limited Guarantee or any document or instrument delivered in connection herewith and notwithstanding any equitable, common law or statutory right or claim that may be available to the Guaranteed Party Group, by its acceptance of the benefits of this Limited Guarantee, the Guaranteed Party covenants, agrees and acknowledges, on behalf of it and the Guaranteed Party Group, that no Person other than the Guarantor (or any successors and permitted assignees thereof) has any obligations hereunder and that, notwithstanding that the Guarantor or any of its successors or permitted assigns may be a partnership, limited liability company or corporation, the Guaranteed Party has no right of recovery under this Limited Guarantee or, except for the Retained Claims (as defined below), in any document or instrument delivered in connection herewith, or for any claim based on, in respect of, or by reason of, such obligations or liabilities or their creation, against, and no recourse shall be had against and no personal liability shall attach to, the former, current or future direct or indirect holders of any equity, general or limited partnership or limited liability company interest, management companies, portfolio companies, incorporators, controlling persons, directors, officers, employees, agents, advisors, attorneys, representatives, members, managers, general or limited partners, stockholders, shareholders, successors, assignees or Affiliates (other than any permitted assignee under Section 12) of the Guarantor or Parent, or any former, current or future direct or indirect holder of any equity, general or limited partnership or limited liability company interest, controlling person, management company, portfolio company, incorporator, director, officer, employee, attorney, general or limited partner, stockholder, shareholder, member, manager, Affiliate (other than any permitted assignee under Section 12), agent, advisor, or representative, successors or assignees of any of the foregoing (each a “Non-Recourse Party” and collectively, the “Non-Recourse Parties”), through Parent or otherwise, whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of Parent against any Non-Recourse Party (including for any claim and action to compel Parent to enforce the Equity Commitment Letter), except against the Guarantor solely with respect to the Equity Commitment Letter in accordance with the terms thereof, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law, or otherwise. The Guaranteed Party further covenants, agrees and acknowledges that the only rights of recovery and claims against the Guarantor or any Non-Recourse Party that the Guaranteed Party, any of its Affiliates, any of its direct or indirect shareholder or Subsidiaries, or any of the Affiliates, direct or indirect, former, current or future equity holders, management companies, portfolio companies, incorporators, controlling persons, directors, officers, employees, members, managers, general or limited partners, stockholders, shareholders, representatives, advisors, attorneys, agents, successors or assignees of the foregoing (collectively, the “Guaranteed Party Group”) has in respect of the Merger Agreement, this Limited Guarantee, the Equity Commitment Letter, any other agreement or instrument delivered pursuant to the aforesaid transaction documents (the “Transaction Documents”) or any of the transactions contemplated hereby or thereby, or in respect of any written or oral representations made or alleged to have been made in connection herewith or therewith, whether at law, in equity, in contract, in tort or otherwise, are its rights (including through exercise of third party beneficiary rights) to recover from, and assert claims against, (a) Parent or Merger Sub and their respective successors and assigns under and to the extent expressly provided in the Merger Agreement, (b) the Guarantor (but not any Non-Recourse Party) and its successors and assigns under and to the extent expressly provided in this Limited Guarantee (subject to the Maximum Amount set forth in this Limited Guarantee and the other limitations described herein), and (c) the Guarantor, Parent and Merger Sub and their respective successors and assigns under and to the extent provided in the Equity Commitment Letter pursuant to and in accordance with the terms thereof (claims against (a) through (c) collectively, the “Retained Claims”). The Guaranteed Party acknowledges and agrees that Parent has no assets other than certain contract rights and cash in a de minimis amount and that no additional funds are expected to be contributed to Parent other than as contemplated by the Equity Commitment Letter unless and until the Closing occurs. Nothing set forth in this Limited Guarantee shall confer or give or shall be construed to confer or give to any Person other than the parties hereto any rights or remedies against any Person including the Guarantor, except as expressly set forth herein to the Guaranteed Party against the Guarantor. For the avoidance of doubt, none of the Guarantor, Parent, Merger Sub or their respective successors and assigns under the Merger Agreement, the Equity Commitment Letter or this Limited Guarantee shall be a Non-Recourse Party.

4.             No Subrogation. The Guarantor hereby unconditionally and irrevocably waives and agrees not to exercise any rights that it may now have or hereafter acquire against Parent or Merger Sub that arise from the existence, payment, performance, or enforcement of the Guarantor’s obligations under or in respect of this Limited Guarantee or any other agreement in connection therewith, including, without limitation, any rights of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Guaranteed Party against Parent or Merger Sub, whether arising by contract or operation of Law (including, without limitation, any such right arising under bankruptcy or insolvency Laws) or otherwise, by reason of any payment by such Guarantor pursuant to the provisions of Section 1 hereof unless and until all of the Guaranteed Obligations (subject to the Maximum Amount) have been paid in full in immediately available funds. If any amount shall be paid to the Guarantor in violation of the immediately preceding sentence at any time prior to the payment in full in immediately available funds of the Guaranteed Obligations, such amount shall be received and held in trust for the benefit of the Guaranteed Party, shall be segregated from other property and funds of the Guarantor and shall forthwith be paid or delivered to the Guaranteed Party in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Guaranteed Obligations, whether matured or unmatured, or to be held as collateral for any Guaranteed Obligations or other amounts payable under this Limited Guarantee thereafter arising.

5.             Termination. This Limited Guarantee shall terminate (and the Guarantor shall have no further obligations hereunder) upon the earliest to occur of (a) the Closing, (b) the payment in full of the Guaranteed Obligations (subject to the Maximum Amount), (c) the valid termination of the Merger Agreement in accordance with its terms under the circumstance of which Parent and Merger Sub would not be obligated to pay the Parent Termination Fee pursuant to Section 9.02(b) of the Merger Agreement and (d) in the case of a termination of the Merger Agreement in a circumstance which gives rise to any obligation on the part of Parent and/or Merger Sub to make any payments of Parent Termination Fee, or performance of any Guaranteed Obligations or there is otherwise any outstanding Guaranteed Obligation at the time of such termination, the date falling 120 days after such termination (unless the Guaranteed Party has presented a written claim for payment of the Parent Termination Fee or the Guaranteed Obligations hereunder by such date, in which case this Limited Guarantee shall terminate upon the date that such claim is finally satisfied or otherwise resolved and payment in full of any amounts required to be paid in respect of such final resolution). In the event that any of the Guaranteed Party Group expressly asserts in any litigation or other Legal Proceeding relating to this Limited Guarantee (i) that the provisions hereof (including, without limitation, Section 1 hereof limiting the Guarantor’s aggregate liability to the Maximum Amount or Section 3 hereof relating to the sole and exclusive remedies of the Guaranteed Party Group against the Guarantor or any Non-Recourse Party) are illegal, invalid or unenforceable, in whole or in part, or (ii) any theory of liability against the Guarantor or any Non-Recourse Party other than any Retained Claim, then (x) the obligations of the Guarantor under this Limited Guarantee shall terminate ab initio and be null and void, (y) if the Guarantor has previously made any payments under this Limited Guarantee, it shall be entitled to recover such payments from the Guaranteed Party and (z) none of the Guarantor, Parent or Non-Recourse Parties shall have any liability whatsoever (whether at law or in equity, whether sounding in contract, tort, statue or otherwise) to the Guaranteed Party Group with respect to the Transaction Documents, the transactions contemplated by the Transaction Documents or otherwise.

6.             Continuing Guarantee. Unless terminated pursuant to the provisions of Section 5 hereof, this Limited Guarantee is a continuing one and shall remain in full force and effect until the indefeasible payment and satisfaction in full of the Guaranteed Obligations (subject to the Maximum Amount), shall be binding upon the Guarantor, its successors and assigns, and shall inure to the benefit of, and be enforceable by, the Guaranteed Party and its successors, permitted transferees and permitted assigns; provided that notwithstanding anything to the contrary in this Limited Guarantee, the provisions of this Limited Guarantee that are for the benefit of any Non-Recourse Party (including the provisions of Sections 3, 5 and 17) shall indefinitely survive any termination of this Limited Guarantee for the benefit of the Guarantor and any such Non-Recourse Party. All obligations to which this Limited Guarantee applies or may apply under the terms hereof shall be conclusively presumed to have been created in reliance hereon.

7.             Entire Agreement. This Limited Guarantee, the Merger Agreement (including any schedules, exhibits and annexes thereto and any other documents and instruments referred to thereunder), the Equity Commitment Letter, and other agreements or documents referenced under any of the forgoing constitute the entire agreement with respect to the subject matter hereof, and supersede all other prior discussions, negotiations, proposals, undertakings, agreements and understandings, both written and oral, among Parent and/or the Guarantor or any of their respective Affiliates, on the one hand, and the Guaranteed Party or any of its Affiliates, on the other hand.

8.             Changes in Obligations; Certain Waivers. The Guarantor agrees that, subject to the provisions of Section 2(a), the Guaranteed Party may, in its sole discretion, at any time and from time to time, without notice to or further consent of the Guarantor, extend the time of payment and performance of the Guaranteed Obligations (subject to the Maximum Amount), and may also make any agreement with Parent for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, or for any modification of any agreement between the Guaranteed Party and Parent, Merger Sub or any other Person, without in any way impairing or affecting the Guarantor’s obligations under this Limited Guarantee.

9.             Acknowledgement. The Guarantor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by the Merger Agreement and that the waivers set forth in this Limited Guarantee are knowingly made in contemplation of such benefits. The Guarantor hereby covenants and agrees that, subject to Section 2(e), it shall not institute, and shall cause its Affiliates not to institute, directly or indirectly, any Legal Proceeding asserting that this Limited Guarantee is illegal, invalid or unenforceable in accordance with its terms.

10.           Representations and Warranties of the Guarantor. The Guarantor hereby represents and warrants that:

(a)            it is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has all requisite power and authority to execute, deliver and perform this Limited Guarantee;

(b)            the execution, delivery and performance of this Limited Guarantee have been duly authorized by all necessary all necessary limited partnership or corporate action (as applicable) on the part of the Guarantor;

(c)            all consents, approvals, authorizations and permits of, filings with and notifications to, any Governmental Entity necessary for the due execution, delivery and performance of this Limited Guarantee by the Guarantor have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any Governmental Entity is required from the Guarantor in connection with the execution, delivery or performance of this Limited Guarantee;

(d)            assuming due execution and delivery of the Merger Agreement and this Limited Guarantee by the Guaranteed Party, this Limited Guarantee has been duly and validly executed and delivered by the Guarantor and constitutes a legal, valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization or moratorium Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies; and

(e)            (i) the Guarantor is solvent and shall not be rendered insolvent as a result of its execution and delivery of this Limited Guarantee or the performance of its obligations hereunder, (ii) the Guarantor has the financial capacity to pay and perform its obligations under this Limited Guarantee, and (iii) all funds necessary for the Guarantor to fulfill its obligations under this Limited Guarantee shall be available to the Guarantor for so long as this Limited Guarantee shall remain in effect in accordance with Section 6 hereof.

11.           Representations and Warranties of the Guaranteed Party. The Guaranteed Party hereby represents and warrants that:

(a)            it is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has all requisite power and authority to execute, deliver and perform this Limited Guarantee;

(b)            the execution, delivery and performance of this Limited Guarantee have been duly authorized by all necessary all necessary limited partnership or corporate action (as applicable) on the part of the Guaranteed Party;

(c)            all consents, approvals, authorizations and permits of, filings with and notifications to, any Governmental Entity necessary for the due execution, delivery and performance of this Limited Guarantee by the Guaranteed Party have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any Governmental Entity is required from the Guaranteed Party in connection with the execution, delivery or performance of this Limited Guarantee;

(d)            assuming due execution and delivery of this Limited Guarantee by the Guarantor, this Limited Guarantee has been duly and validly executed and delivered by the Guaranteed Party and constitutes a legal, valid and binding obligation of the Guaranteed Party enforceable against the Guaranteed Party in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization or moratorium Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

12.           No Assignment. Neither the Guarantor nor the Guaranteed Party may assign or delegate its rights, interests or obligations hereunder to any other Person, in whole or in part, (except by operation of Law) without the prior written consent of the Guaranteed Party (in the case of an assignment or delegation by the Guarantor) or the Guarantor (in the case of an assignment or delegation by the Guaranteed Party); except that the rights, interests or obligations of the Guarantor under this Limited Guarantee may be transferred and/or assigned, in whole or in part, by the Guarantor to (a) any Affiliate of the Guarantor (including any other investment fund or investment vehicle sponsored, advised or managed by the Guarantor or the investment manager or an Affiliate of the Guarantor or any other investment fund or investment vehicle that is a limited partner of the Guarantor or an Affiliate of the Guarantor), or (b) any other transferee with respect to whom the Guarantor has furnished information to the Guaranteed Party verifying, to the reasonable satisfaction of the Guaranteed Party, the identity, good standing and creditworthiness of such transferee; provided, that such transfer and/or assignment shall not relieve the Guarantor of any liability or its obligations hereunder to the extent not performed or satisfied by such transferee or assignee. Any attempted assignment in violation of this Section 12 shall be null and void.

13.           Notices. All notices, requests, claims, demands and other communications hereunder shall be given by the means specified in Section 10.04 of the Merger Agreement (and shall be deemed given as specified therein) as follows:

if to the Guarantor:

Address:	CEC Development Mansion F12, Sanyuan Bridge, Beijing
E-mail:	songpengliang@newborntown.com
For the attention of:	Song Pengliang

if to the Guaranteed Party, as provided in the Merger Agreement.

14.           Governing Law; Dispute Resolution.

(a)            This Limited Guarantee, and all claims or causes of action (whether at law or in equity, in contract or in tort) that may be based upon, arise out of or relate to this Limited Guarantee or the negotiation, execution or performance hereof, will be governed by, and construed in accordance with, the Laws of the State of New York without regard to the conflicts of Law principles thereof that would subject such matter to the Laws of another jurisdiction.

(b)            Any Legal Proceeding arising out of or in any way relating to this Limited Guarantee or its subject matter (including a dispute regarding the existence, validity, formation, effect, interpretation, performance or termination of this Limited Guarantee) shall be submitted to the HKIAC and resolved in accordance with the HKIAC Rules in force at the relevant time and as may be amended by this Section 14. The place of arbitration shall be Hong Kong. The official language of the arbitration shall be English and the tribunal shall consist of three Arbitrators. The claimant(s), irrespective of number, shall nominate jointly one Arbitrator; the respondent(s), irrespective of number, shall nominate jointly one Arbitrator; and a third Arbitrator will be nominated jointly by the first two Arbitrators and shall serve as chairman of the arbitration tribunal. In the event the claimant(s) or respondent(s) or the first two Arbitrators shall fail to nominate or agree the joint nomination of an Arbitrator or the third Arbitrator within the time limits specified by the HKIAC Rules, such Arbitrator shall be appointed promptly by the HKIAC. The arbitration tribunal shall have no authority to award punitive or other punitive-type damages. The award of the arbitration tribunal shall be final and binding upon the disputing parties. Any party to an award may apply to any court of competent jurisdiction for enforcement of such award and, for purposes of the enforcement of such award, the parties irrevocably and unconditionally submit to the jurisdiction of any court of competent jurisdiction and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.

(c)            Notwithstanding the foregoing, the parties hereto hereby consent to and agree that in addition to any recourse to arbitration as set out in this Section 14, any party hereto may, to the extent permitted under the rules and procedures of the HKIAC, seek an interim injunction or other form of relief from the HKIAC as provided for in its HKIAC Rules. Such application shall also be governed by, and construed in accordance with, the Laws of the State of New York.

15.           Counterparts. This Limited Guarantee shall not be effective until it has been executed and delivered by all parties hereto. This Limited Guarantee may be executed by facsimile or electronic transmission in pdf format, and in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

16.           Third-Party Beneficiaries. This Limited Guarantee shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns, and nothing express or implied in this Limited Guarantee or any other agreement is intended to, or shall, confer upon any other Person any benefits, rights or remedies under or by reason of, or any rights to enforce or cause the Guaranteed Party to enforce, the obligations set forth herein; provided, that the Non-Recourse Parties and the members of the Guaranteed Party Group shall be third party beneficiaries of the provisions hereof that are expressly for their benefit.

17.           Confidentiality. This Limited Guarantee shall be treated as confidential and is being provided to the Guaranteed Party solely in connection with the Transaction. This Limited Guarantee may not be used, circulated, quoted or otherwise referred to in any document (except for the Merger Agreement and any agreement or document referred to therein), except with the written consent of the Guarantor; provided that the parties may disclose the existence and content of this Limited Guarantee to the extent required by Law (or pursuant to a regulatory request), the applicable rules of any national securities exchange, in connection with any SEC filings relating to the Transaction and in connection with any litigation relating to the Transaction, the Merger Agreement or the transactions as permitted by or provided in the Merger Agreement and the Guarantor may disclose it to any Non-Recourse Party or any of its representatives that needs to know of the existence of this Limited Guarantee and is subject to the confidentiality obligations set forth herein.

18.           Miscellaneous.

(a)            No amendment, supplementation, modification or waiver of this Limited Guarantee or any provision hereof shall be enforceable unless approved by the Guaranteed Party and the Guarantor in writing. The Guaranteed Party and its Affiliates are not relying upon any prior or contemporaneous statement, discussions, negotiations, proposals, undertaking, understanding, agreement, representation or warranty, whether written or oral, made by or on behalf of the Guarantor or any Non-Recourse Party in connection with this Limited Guarantee except as expressly set forth herein by the Guarantor. The Guarantor and its Affiliates are not relying upon any prior or contemporaneous statement, discussions, negotiations, proposals, undertaking, understanding, agreement, representation or warranty, whether written or oral, made by or on behalf of the Guaranteed Party in connection with this Limited Guarantee except as expressly set forth herein by the Guaranteed Party.

(b)            Any term or provision of this Limited Guarantee that is invalid, illegal or unenforceable in any jurisdiction shall be, as to such jurisdiction, ineffective solely to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction; provided, however, that this Limited Guarantee may not be enforced in violation of the limitation of the amount payable by the Guarantor hereunder to the Maximum Amount provided in Section 1 hereof and to the provisions of Sections 3 and 5 hereof. Each party hereto covenants and agrees that it shall not assert, and shall cause its respective Affiliates and representatives not to assert, that this Limited Guarantee or any part hereof is invalid, illegal or unenforceable in accordance with its terms. Upon a determination that any term or provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Limited Guarantee so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

(c)            The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Limited Guarantee.

(d)            All parties acknowledge that each party and its counsel have reviewed this Limited Guarantee and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Limited Guarantee.

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IN WITNESS WHEREOF, the Guarantor has caused this Limited Guarantee to be executed and delivered as of the date first written above by its officer or representative thereunto duly authorized.

Metaclass Management ELP

By: Chizicheng Strategy Investment Limited, its general partner

By:	/s/ Chunhe Liu
Name:	Chunhe Liu
Title:	Director

[Lighthouse – Signature Page to Limited Guarantee]

IN WITNESS WHEREOF, the Guaranteed Party has caused this Limited Guarantee to be executed and delivered as of the date first written above by its officer or representative thereunto duly authorized.

BLUECITY HOLDINGS LIMITED

By:	/s/ Wenjie (Jenny) Wu
Name:	Wenjie (Jenny) Wu
Title:	Director

[Lighthouse – Signature Page to Limited Guarantee]